Exhibit 99.1

            The Neiman Marcus Group Reports July Revenues

    DALLAS--(BUSINESS WIRE)--Aug. 4, 2005--The Neiman Marcus Group, Inc. (NYSE:NMG.A) (NYSE:NMG.B) announced preliminary company-wide revenues for July 2005. The Company's fifty-two week fiscal year 2005 ended on July 30, 2005.


                                            4 weeks ended
                                  July 30,       July 31,    % Change
                               -------------- -------------- ---------
                                   2005           2004
                               -------------- --------------

Total Revenues                 $232 million   $216 million        7.3%

Comparable Revenues            $230 million   $211 million        8.8%

                                           13 weeks ended

                                  July 30,       July 31,    % Change
                               -------------- -------------- ---------
                                   2005           2004
                               -------------- --------------

Total Revenues                 $852 million   $784 million        8.5%

Comparable Revenues            $845 million   $771 million        9.6%



                                           52 weeks ended

                                  July 30,       July 31,    % Change
                               -------------- -------------- ---------
                                   2005           2004
                               -------------- --------------

Total Revenues                 $3.82 billion  $3.52 billion       8.4%

Comparable Revenues            $3.79 billion  $3.45 billion       9.9%

    Comparable revenues for all periods ended July 30, 2005 exclude the sales of Chef's Catalog prior to its disposition in November 2004.
    In the four-week July period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, increased 3.9 percent. Revenue growth trends were the strongest in the Company's stores in the Southeast, West and Texas. The merchandise categories in the Specialty Retail Stores segment that performed the strongest included women's fine apparel and contemporary sportswear, men's shoes, accessories and designer handbags.
    Comparable revenues at Neiman Marcus Direct in the four-week July period increased 21.4 percent. The top selling merchandise categories in the Direct Marketing segment included women's shoes, handbags, accessories, jewelry, women's apparel and men's.
    Comparable revenues for the Neiman Marcus Group for the fourth quarter of fiscal year 2005 increased 9.6 percent. For the fourth quarter of fiscal year 2005, Specialty Retail Stores comparable revenues increased 7.4 percent. Neiman Marcus Direct fourth quarter fiscal year 2005 revenues were 19.5 percent above last year.
    The Company currently expects earnings per share to range from $0.47 to $0.52 for the fourth quarter of fiscal year 2005 which excludes the impact of recording certain transaction costs related to the pending sale of the Company to an investment group consisting of Texas Pacific Group and Warburg Pincus LLC and an expected gain related to the sale of the Company's private label credit card account portfolio to HSBC Retail Services. The Company currently expects comparable store revenues for the first quarter of its fiscal year 2006 to increase in the range of 4 percent to 6 percent compared to the first quarter of fiscal year 2005 comparable store revenues of
11.4 percent.
    The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.
    From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967